Exhibit 10.3
August 9, 2010
Arthur Chong
Executive Vice President, General Counsel and Secretary
Broadcom Corporation
5300 California Avenue
Irvine, California 92617
Dear Art:
          Broadcom Corporation considers it essential to its best interests and those of its shareholders that you be encouraged to remain with the company and continue to devote your full attention to Broadcom’s business, notwithstanding the possibility that your employment with Broadcom might end in connection with or following a Change of Control event defined in Section 14 of the revised Appendix II set forth below (“Change in Control”). Accordingly, the Compensation Committee of the Broadcom Board of Directors (the “Compensation Committee”) has decided to continue your participation in the special change in control severance benefit program (the “Program”) for an additional one-year period ending August 18, 2011. The purpose of this new letter agreement (the “New Agreement”) is to restate the terms and conditions that will govern your continued participation in the Program. Your prior participation in the Program was initially governed by the October 27, 2008 letter agreement between you and Broadcom at the time you first became a participant in the Program (the “Original Letter Agreement”) and then by your August 3, 2009 agreement with Broadcom (the “2009 Letter Agreement”) governing your participation in the Program for the one-year period ending August 18, 2010. Except for a few changes necessary to comply with developments in the laws and regulations applicable to the Program, the terms and conditions set forth in this New Agreement are substantially the same as those in effect under the 2009 Letter Agreement.
          Appendix II as currently in effect under your 2009 Letter Agreement is hereby superseded by new Appendix II set forth below and shall cease to have any force or effect upon your execution of this New Agreement. All the other terms and provisions of your Original Letter Agreement governing your employment with Broadcom shall remain in full force and effect and shall not in any way be revised, modified or amended by any provision of this New Agreement.
REVISED APPENDIX II — CHANGE IN CONTROL SEVERANCE BENEFIT
PROGRAM
          Your participation in the Program will continue under this New Agreement from August 19, 2010 through August 18, 2011 (such term, together with any renewals thereof, to constitute the “Term”). On August 19 of each calendar year, beginning with the 2011 calendar year, the Term shall, without any action by Broadcom or the Compensation Committee, automatically be extended for one (1) additional year unless, before any such automatic renewal date, the Compensation Committee, by a majority vote, expressly determines that the automatic extension for such year shall not apply.

          Employment with Broadcom is at-will, and Broadcom may unilaterally terminate your employment with or without “Cause” or in the event of your “Disability.” You may terminate your employment with or without “Good Reason,” and your employment will automatically terminate upon your death. Any termination of your employment by Broadcom or you during the Term (or, if your employment extends beyond the Term, during the first twenty-four (24) months following a Change in Control that occurs during the Term) shall be communicated by a “Notice of Termination.”
          If a Change in Control is effected during the Term and within twenty-four (24) months after the effective date of that Change in Control:
          (i) Broadcom unilaterally terminates your employment other than for Cause or Disability, or
          (ii) you terminate your employment for Good Reason,
          Broadcom shall make the payments and provide the benefits described below, provided you were employed on a full-time basis by Broadcom immediately prior to such termination and, with respect to certain of those benefits, there is compliance with each of the following requirements (the “Severance Benefit Requirements”):
          (i) you deliver the general release required under Section 24 (the “Required Release”) within the applicable time period following your Date of Termination,
          (ii) the Required Release becomes effective in accordance with applicable law following the expiration of any applicable revocation period,
          (iii) you comply with each of the restrictive covenants set forth in Section 9, and
          (iv) you are and continue to remain in material compliance with your obligations to Broadcom under your Confidentiality and Invention Assignment Agreement.
          The payments and benefits to which you will become entitled if all the Severance Benefits Requirements are satisfied are as follows:
     (1) Cash Severance. Broadcom will pay you cash severance (“Cash Severance”) in an amount equal to two (2) times the sum of (i) your annual rate of base salary (using your then current rate or, if you terminate your employment for Good Reason pursuant to Section 16 due to an excessive reduction in your base salary, then your rate of base salary immediately before such reduction) and (ii) the average of your actual annual bonuses for the three calendar years (or such fewer number of calendar years of employment with Broadcom) immediately preceding the calendar year in which such termination of employment occurs. Such Cash Severance shall be payable over a twenty-four (24)-month period in successive equal bi-weekly or semi-monthly installments in accordance with the payment schedule in effect for your Base Salary on your Date of Termination (the “Payment Schedule”), except that, subject to the deferral provisions of Section 8 below, the Cash Severance payments will begin on the sixtieth

(60th) day following the date of your Separation from Service (with any amounts otherwise payable prior to such sixtieth (60th) day pursuant to the Payment Schedule instead being paid on such sixtieth (60th) day without interest thereon). The installment payments shall cease once you have received the full amount of your Cash Severance. The installment payments shall be treated as a series of separate payments for purposes of the final Treasury Regulations under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). However, the amount of Cash Severance to which you may be entitled pursuant to the foregoing provisions of this Section 1 shall be subject to reduction in accordance with Section 9 in the event you breach your restrictive covenants under Section 9.
     (2) Options and Other Equity Awards. Notwithstanding any less favorable terms of any stock option or other equity award agreement or plan, any options to purchase shares of Broadcom’s common stock or any restricted stock units or other equity awards granted to you by Broadcom, whether before or after the date of this New Agreement, that are outstanding on your Date of Termination but not otherwise fully vested shall be subject to accelerated vesting in accordance with the following provisions:
          (A) On the date your timely executed and delivered Required Release becomes effective following the expiration of the maximum review/delivery period and any applicable revocation period (the “Release Condition”), you will receive twenty-four (24) months of service vesting credit under each of your outstanding stock options, restricted stock units and other equity awards.
          (B) The portion of each of your outstanding stock options, restricted stock units and other equity awards that remains unvested after your satisfaction of the Release Condition will vest in a series of twenty-four (24) successive equal monthly installments over the twenty-four (24)-month period measured from your Date of Termination (the “Additional Monthly Vesting”), provided that during each successive month within that twenty-four (24)-month period (i) you must comply with all of your obligations under your Confidentiality and Invention Assignment Agreement with Broadcom that survive the termination of your employment with Broadcom and (ii) you must comply with the restrictive covenants set forth in Section 9. In the event that you violate the Confidentiality and Invention Assignment Agreement or engage in any of the activities precluded by the restrictive covenants set forth in Section 9, you shall not be entitled to any Additional Monthly Vesting for and after the month in which such violation or activity (as the case may be) occurs.
     In addition, the period for exercising each option that accelerates in accordance with subparagraph (A) or (B) above shall be extended from the limited post-termination period otherwise provided in the applicable stock option agreement until the earlier of (i) the end of the twenty-four (24)-month period measured from your Date of Termination or (if later) the end of the one-month period measured from each installment vesting date of that option in accordance herewith or (ii) the applicable expiration date of the maximum ten (10)-year or shorter option term.

     Upon your satisfaction of the Release Condition, the limited post-termination exercise period for any other options granted to you by Broadcom and outstanding on your Date of Termination shall also be extended in the same manner and to the same extent as your accelerated options.
     The shares of Broadcom Class A common stock underlying any restricted stock unit award that vests on an accelerated or Additional Monthly Vesting basis in accordance with this Section 2 shall be issued as follows: The shares subject to that award that vest upon the satisfaction of the Release Condition shall be issued on the sixtieth (60th) day following the date of your Separation from Service (“Initial Issuance Date”), and each remaining share subject to such restricted stock unit award shall be issued on the next regularly-scheduled share issuance date for that restricted stock unit award (currently, the 5th day of February, May, August and November each year) following the prescribed vesting date for that share in accordance with this Section 2, but in no event earlier than the Initial Issuance Date.
     (3) Lump Sum Benefit Payments. Provided you satisfy the Release Condition, the following special payments shall be made to you to provide you with a source of funding to cover a portion of the cost of any health care, life insurance and disability insurance coverage you obtain following your Date of Termination:
          (A). Provided you and your spouse and eligible dependents elect to continue medical care coverage under Broadcom’s group health care plans pursuant to the applicable COBRA provisions, Broadcom will make a lump sum cash payment (the “Lump Sum Health Care Payment”) to you in an amount equal to thirty-six (36) times the amount by which (i) the monthly cost payable by you, as measured as of your Date of Termination, to obtain COBRA coverage for yourself, your spouse and eligible dependents under Broadcom’s employee group health plan at the level in effect for each of you on such Date of Termination exceeds (ii) the monthly amount payable at such time by a similarly-situated executive whose employment with Broadcom has not terminated to obtain group health care coverage at the same level. Broadcom shall pay the Lump Sum Health Care Payment to you on the sixtieth (60th) day following the date of your Separation from Service. Notwithstanding the foregoing, the Lump Sum Health Care Payment shall be subject to the deferred payment provisions of Section 8 below, to the extent necessary to avoid the imposition of taxes in connection with a prohibited distribution under Section 409A(a)(2) of the Code. In addition, Broadcom cannot provide any assurances hereunder as to the maximum period for which you and your spouse and dependents may in fact be entitled to COBRA health care coverage under the Broadcom group health care plans, and it is expected that such coverage will cease prior to the expiration of the thirty-six (36) month period measured from your Date of Termination, except under certain limited circumstances.
          (B). You shall also be entitled to an additional lump sum cash payment (the “Lump Sum Insurance Benefit Payment”) from Broadcom in an amount equal to twelve (12) times the amount by which (i) the monthly cost payable by you, as measured as of your Date of Termination, to obtain post-employment continued coverage under Broadcom’s employee group term life insurance and disability insurance plans at the level in effect for you on such Date of Termination exceeds (ii) the monthly amount payable at that time by a similarly-situated executive whose employment with Broadcom has not terminated to obtain similar coverage. Broadcom shall pay the Lump Sum Insurance Benefit Payment to you concurrently with the payment of the Lump Sum Health Care Benefit, provided, however, that the Lump Sum Insurance Benefit Payment shall be subject to the deferred payment provisions of Section 8 below, to the extent necessary to avoid the imposition of taxes in connection with a prohibited distribution under Section 409A(a)(2) of the Code.
          Should you wish to obtain such actual post-employment continued coverage under Broadcom’s group term life insurance and disability insurance plans, Broadcom shall serve as the agent for transmitting your required monthly premium payments for such coverage to the applicable insurance companies. Broadcom shall serve such agency role solely to facilitate the payment of those monthly premiums to the applicable insurance companies and shall not be responsible or liable for any loss of coverage you may incur under such plans by reason of (i) your failure to make the required monthly premium payments to Broadcom on a timely basis so as to allow their transmittal to such insurance companies by the applicable due dates (including any applicable grace periods) or (ii) the failure of the insurance companies to make such post-employment coverage available under their applicable plans.
     (4) Additional Payments. Broadcom shall, to the extent applicable, pay you the following amounts, provided you satisfy the Release Condition:
          (A) any cash bonus that was not vested on your Date of Termination because a requirement of continued employment had not yet been satisfied by you, but with respect to which the applicable performance goal or goals had been fully attained as of your Date of Termination (for the avoidance of doubt, a bonus shall be payable under this clause only to the extent that any performance criteria with respect to such bonus had been satisfied during the applicable performance period), and
          (B) provided you were employed for the entire plan year immediately preceding your Date of Termination and discretionary bonuses are payable for that plan year to similarly-situated Broadcom executives whose employment has not terminated, any discretionary bonus the Compensation Committee may decide to award you for that plan year on the basis of your individual performance and contributions during that plan year.
     Any bonus payment to which you become entitled under clause (A) of this Section 4 shall be paid to you at the same time you are paid your first Cash Severance installment under Section 1, after taking into account any required deferral under Section 8 and, provided further, that if such bonus is intended to qualify as “performance-based compensation” under Code Section 162(m), such payment shall also be subject to an appropriate present value discount reasonably reflecting the time value of money, in accordance with the Treasury Regulations under Code Section 162(m), to the extent such payment is in fact made earlier than the scheduled payment date for that bonus under the applicable Broadcom bonus plan or arrangement. Any bonus payment to which you may become entitled under clause (B) of this Section 4 shall also be paid to you at the same time or (if later) the tenth business day following the date the Compensation Committee awards you such discretionary bonus, subject to any required deferral under Section 8.
     The amounts set forth in Sections 5 and 6 below shall be referred to collectively as the “Accrued Obligations” and shall not be subject to your delivery of the Required Release or your compliance with the restrictive covenants set forth in Section 9.
     (5) Accrued Salary, Expenses and Bonus. On your Date of Termination, Broadcom shall pay you (i) any earned but unpaid base salary through that date based on the rate in effect at the time the Notice of Termination is given, (ii) any unreimbursed business expenses incurred by you, and (iii) any cash bonus that had been fully earned and vested (i.e., for which the applicable performance period and any service requirements for vesting had been fully completed) on or before the Date of Termination, but which had not been paid as of the Date of Termination (for the avoidance of doubt, any such bonus shall be payable only to the extent the applicable performance criteria had been satisfied during the applicable performance period and if such bonus is intended to qualify as “performance-based compensation” under Code Section 162(m), such payment shall be subject to an appropriate present value discount reasonably reflecting the time value of money, in accordance with the Treasury Regulations under Code Section 162(m), to the extent such payment is in fact made earlier than the scheduled payment date for that bonus under the applicable Broadcom bonus plan or arrangement). However, any vested amounts deferred by you under one or more Broadcom non-qualified deferred compensation programs or arrangements subject to Section 409A that remain unpaid on your Date of Termination shall be paid at such time and in such manner as set forth in each applicable plan or agreement governing the payment of those deferred amounts, subject, however, to the deferred payment provisions of Section 8 below.
     (6) Vacation and Deferred Compensation. Broadcom shall, upon your Date of Termination, pay you an amount equal to your accrued but unpaid vacation pay, if any (based on your then-current rate of base salary). Any vested amounts deferred by you under one or more Broadcom non-qualified deferred compensation programs subject to Section 409A that remain unpaid on your Date of Termination shall be paid at such time and in such manner as set forth in each applicable plan or agreement governing the payment of those deferred amounts, subject, however, to the deferred payment provisions of Section 8 below. Any other vested amounts owed to you under any other compensation plans or programs will be paid to you in accordance with the terms and provisions of each such applicable plan or program.
     (7) Other Benefits. To the extent not theretofore paid or provided, Broadcom shall timely pay or provide to you any other amounts or benefits required to be paid or provided or that you are eligible to receive under any plan, program, policy, practice, contract, agreement, etc. of Broadcom and its affiliated companies, including (without limitation) any benefits payable to you under a plan, policy, practice, contract or agreement referred to in Section 23 (all such other amounts and benefits being hereinafter referred to as “Other Benefits”), in accordance with the terms of such plan, program, policy, practice, contract or agreement. However, the payment of such Other Benefits shall be subject to any applicable deferral period under Section 8 below to the extent such benefits constitute items of deferred compensation subject to Section 409A.
          Notwithstanding the foregoing provisions of this Section 7, in no event shall you be allowed to participate in the Broadcom Corporation 1998 Employee Stock Purchase Plan, as amended and restated, or the 401(k) Employee Savings Plan following your Date of Termination or to receive any substitute benefits hereunder in replacement of those particular benefits, but you shall be entitled to the full value of any benefits accrued under such plans prior to your Date of Termination.
     (8) Delay in Payment for Certain Specified Employees. The following special provisions shall govern the commencement date of certain payments and benefits to which you may become entitled under the Program:
          (A). Notwithstanding any provision in this New Agreement to the contrary other than Subsection (8)B below, no payment or benefit under the Program that constitutes an item of deferred compensation under Section 409A and becomes payable in connection with your Separation from Service will be made to you prior to the earlier of (i) the first day of the seventh (7th) month following the date of your Separation from Service or (ii) the date of your death, if you are deemed to be a Specified Employee at the time of such Separation from Service and such delayed commencement is required to avoid a prohibited distribution under Section 409A(a)(2) of the Code. Any cash amounts to be so deferred shall immediately upon your Separation from Service be deposited by Broadcom into a grantor trust that satisfies the requirements of Revenue Procedure 92-64 and that will accordingly serve as the funding source for Broadcom to satisfy its obligations to you with respect to the heldback amounts upon the expiration of the required deferral period, provided, however, that the funds deposited into such trust shall at all times remain subject to the claims of Broadcom’s creditors and shall be maintained and located at all times in the United States. Upon the expiration of the applicable deferral period, all payments and benefits deferred pursuant to this Subsection (8)A (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or provided to you in a lump sum, either from the grantor trust or by Broadcom directly, on the first day of the seventh (7th) month after the date of your Separation from Service or, if earlier, the first day of the month immediately following the date Broadcom receives proof of your death. Any remaining payments due under the Program will be paid in accordance with the normal payment dates specified herein.
          (B). It is the intent of the parties that the provisions of this New Agreement comply with all applicable requirements of Section 409A. Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this New Agreement would otherwise contravene the applicable requirements or limitations of Section 409A, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Section 409A and the applicable Treasury Regulations thereunder.

     (9) Restrictive Covenants. You hereby acknowledge that your right and entitlement to the severance benefits specified in Sections 1, 2(B) and 10 of this New Agreement are, in addition to your satisfaction of the Release Condition, also subject to your compliance with each of the following covenants during the two (2) year period measured from your Date of Termination, and those enumerated severance benefits will immediately cease or be reduced in accordance herewith should you breach any of the following covenants:
          (A). You shall not directly or indirectly encourage or solicit any employee, consultant or independent contractor to leave the employ or service of Broadcom (or any affiliated company) for any reason or interfere in any other manner with any employment or service relationships at the time existing between Broadcom (or any affiliated company) and its employees, consultants and independent contractors.
          (B). You shall not directly or indirectly solicit or otherwise induce any vendor, supplier, licensor, licensee or other business affiliate of Broadcom (or any affiliated company) to terminate its existing business relationship with Broadcom (or affiliated company) or interfere in any other manner with any existing business relationship between Broadcom (or any affiliated company) and any such vendor, supplier, licensor, licensee or other business affiliate.
          (C). You shall not, whether on your own or as an employee, consultant, partner, principal, agent, representative, equity holder or in any other capacity, directly or indirectly render, anywhere in the United States, services of any kind or provide any advice or assistance to any business, enterprise or other entity that is engaged in any line of business that competes with one or more of the lines of business that were conducted by Broadcom during the Term of your employment or that are first conducted after your Date of Termination but which you were aware were under serious consideration by Broadcom prior to your Date of Termination, except that you make a passive investment representing an interest of less than one percent (1%) of an outstanding class of publicly-traded securities of any corporation or other enterprise.
          (D). You shall not, directly or indirectly, make any adverse, derogatory or disparaging statements, whether orally or in writing, to any person or entity regarding (i) Broadcom, any members of the Board of Directors (the “Board”) or any officers, members of management or shareholders of Broadcom or (ii) any practices, procedures or business operations of Broadcom (or any affiliated company).
     Should you breach any of the restrictive covenants set forth in this Section 9, then you shall immediately cease to be entitled to any Gross-Up Payment under Section 10 below or any Cash Severance Payments pursuant to Section 1 in excess of the greater of (i) one (1) times the sum of (x) your annual rate of base salary (using your then current rate or, if you terminate your employment for Good Reason pursuant to Section 16 due to an excessive reduction in your base salary, then your rate of base salary immediately before such reduction) and (y) the average of your actual annual bonuses for the three calendar years (or such fewer number of calendar years of employment with Broadcom) immediately preceding the calendar year in which such termination of employment occurs (which minimum amount represents partial consideration for your satisfaction of the Release Consideration) or (ii) the actual Cash Severance Payments you have received through the date of such breach. In addition, all Additional Monthly Vesting of any stock options, restricted stock units, other equity awards or unvested share issuances outstanding at the time of such breach shall cease as of the month in which such breach occurs, and no further Additional Monthly Vesting shall occur thereafter. Broadcom shall also be entitled to recover at law any monetary damages for any additional economic loss caused by your breach and may, to the maximum extent allowable under applicable law, seek equitable relief in the form of an injunction precluding you from continuing such breach.
     (10) Tax Gross-Up Payment.
          (A). In the event that (i) any payments or benefits to which you become entitled in accordance with the provisions of this New Agreement or any other agreement with Broadcom constitute a parachute payment under Section 280G of the Code (collectively, the “Parachute Payment”) subject to the excise tax imposed under Section 4999 of the Code or any interest or penalties related to such excise tax (with such excise tax and related interest and penalties to be collectively referred to as the “Excise Tax”) and (ii) it is determined by an independent registered public accounting firm selected by Broadcom from among the largest four accounting firms in the United States (the “Accounting Firm”) that the Present Value (measured as of effective date of the Change in Control) of your aggregate Parachute Payment exceeds one hundred twenty percent (120%) of your Permissible Parachute Amount, then you will be entitled to receive from Broadcom an additional payment (the “Gross-Up Payment”) in a dollar amount such that after your payment of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, you retain a net amount equal to the Excise Tax imposed upon your aggregate Parachute Payment. Notwithstanding the foregoing, you shall not be entitled to any Gross-Up Payment unless there is compliance with each of the Severance Benefit Requirements set forth above.
          For purposes of determining your eligibility for such Gross-Up Payment, the following definitions will be in effect:
          “Present Value” means the value, determined as of the date of the Change in Control, of each payment or benefit in the nature of compensation to which you become entitled in connection with the Change in Control or your subsequent termination of employment with Broadcom that constitutes a Parachute Payment. The Present Value of each such payment or benefit shall be determined in accordance with the provisions of Code Section 280G(d)(4), utilizing a discount rate equal to one hundred twenty percent (120%) of the applicable Federal rate in effect at the time of such determination, compounded semi-annually to the effective date of the Change in Control.

          “Permissible Parachute Amount” means a dollar amount equal to the 2.99 times the average of your W-2 wages from Broadcom for the five (5) calendar years (or such fewer number of calendar years) completed immediately prior to the calendar year in which the Change in Control is effected.
          Should the aggregate Present Value (measured as of the Change in Control) of your aggregate Parachute Payment not exceed one hundred twenty percent (120%) of your Permissible Parachute Amount, then no Gross-Up Payment will be made to you, and your payments and benefits under this New Agreement shall instead be subject to reduction in accordance with the benefit limitation provisions of Section 11.
          (B). All determinations as to whether any of the payments or benefits to which you become entitled in accordance with the provisions of this New Agreement or any other agreement with Broadcom constitute a Parachute Payment, whether a Gross-Up Payment is required with respect to any Parachute Payment, the amount of such Gross-Up Payment, and any other amounts relevant to the calculation of such Gross-Up Payment, will be made by the Accounting Firm. Such Accounting Firm will make the applicable determinations (the “Gross-Up Determination”), together with detailed supporting calculations regarding the amount of the Excise Tax, any required Gross-Up Payment and any other relevant matter, within thirty (30) days after the date of your Separation from Service. In making the Gross-Up Determination, the Accounting Firm shall make a reasonable determination of the value of the restrictive covenants to which you will be subject under Section 9, and the amount of your potential Parachute Payment shall accordingly be reduced by the value of those restrictive covenants to the extent consistent with Code Section 280G and the Treasury Regulations thereunder. The Gross-Up Determination made by the Accounting Firm will be binding upon both you and Broadcom. The Gross-Up Payment (if any) determined on the basis of the Gross-Up Determination shall be paid to you or on your behalf within ten (10) business days after the completion of such Determination or (if later) at the time the related Excise Tax is remitted to the appropriate tax authorities.
          (C). In the event that your actual Excise Tax liability is determined by a Final Determination to be greater than the Excise Tax liability taken into account for purposes of any Gross-Up Payment or Payments initially made to you pursuant to the provisions of Subsection (10)B, then within thirty (30) days following that Final Determination, you shall notify Broadcom of such determination, and the Accounting Firm shall, within thirty (30) days thereafter, make a new Excise Tax calculation based upon that Final Determination and provide both you and Broadcom with the supporting calculations for any supplemental Gross-Up Payment attributable to that excess Excise Tax liability. Broadcom shall make the supplemental Gross-Up payment to you within ten (10) business days following the completion of the applicable calculations or (if later) at the time such excess tax liability is remitted to the appropriate tax authorities. In the event that your actual Excise Tax liability is determined by a Final Determination to be less than the Excise Tax liability taken into account for purposes of any Gross-Up Payment initially made to you pursuant to the provisions of Subsection (10)B, then you shall refund to Broadcom, promptly upon receipt (but in no event later than ten (10) business days after such receipt), any federal or state tax refund attributable to the Excise

Tax overpayment. For purposes of this Subsection (10)C, a “Final Determination” means an audit adjustment by the Internal Revenue Service that is either (i) agreed to by both you and Broadcom or (ii) sustained by a court of competent jurisdiction in a decision with which both you and Broadcom concur or with respect to which the period within which an appeal may be filed has lapsed without a notice of appeal being filed.
               (D). Should the Accounting Firm determine that any Gross-Up Payment made to you was in fact more than the amount actually required to be paid to you in accordance with the provisions of Subsection (10)B, then you will, at the direction and expense of Broadcom, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, Broadcom, and otherwise reasonably cooperate with Broadcom to correct such overpayment. Furthermore, should Broadcom decide to contest any assessment by the Internal Revenue Service of an Excise Tax on one or more payments or benefits provided you under this New Agreement or otherwise, you will comply with all reasonable actions requested by Broadcom in connection with such proceedings, but shall not be required to incur any out-of-pocket costs in so doing.
               (E). Notwithstanding anything to the contrary in the foregoing, any Gross-Up Payments due you under this Section 10 shall be subject to the hold-back provisions of Section 8. In addition, no Gross-Up Payment shall be made later than the end of the calendar year following the calendar year in which the related taxes are remitted to the appropriate tax authorities or such other specified time or schedule that may be permitted under Section 409A of the Code. To the extent you become entitled to any reimbursement of expenses incurred at the direction of Broadcom in connection with any tax audit or litigation addressing the existence or amount of the Excise Tax, such reimbursement shall be paid to you no later than the later of (i) the close of the calendar year in which the Excise Tax that is the subject of such audit or litigation is paid by you or (ii) the end of the sixty (60)-day period measured from such payment date. If no Excise Tax liability is found to be due as a result of such audit or litigation, the reimbursement shall be paid to you no later than the later of (i) the close of the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation or (ii) the end of the sixty (60)-day period measured from the date the audit is completed or the date the litigation is so settled or resolved.
     (11) Benefit Limitation. The provisions of this Section 11 shall be applicable in the event (i) any payments or benefits to which you become entitled in accordance with the provisions of this New Agreement or any other agreement with Broadcom would otherwise constitute a Parachute Payment that is subject to the Excise Tax and (ii) it is determined by the Accounting Firm that the Present Value (measured as of effective date of the Change in Control) of your aggregate Parachute Payment does not exceed one hundred twenty percent (120%) of your Permissible Parachute Amount or you are not otherwise entitled to the Gross-Up Payment by reason of your failure to comply with your restrictive covenants under Section 9 or any other of your Severance Benefit Requirements.

     In such event, those payments and benefits will be subject to reduction to the extent necessary to assure that you receive only the greater of (i) your Permissible Parachute Amount or (ii) the amount which yields you the greatest after-tax amount of benefits after taking into account any excise tax imposed under Section 4999 of the Code on the payments and benefits provided to you under this New Agreement (or on any other benefits to which you may be entitled in connection with a change in control or ownership of Broadcom or the subsequent termination of your employment with Broadcom). To the extent any such reduction is required, the dollar amount of your Cash Severance under Section 1 of this New Agreement will be reduced first, with such reduction to be effected pro-rata as to each payment, then the dollar amount of your Lump Sum Health Care and Insurance Benefit Payments shall each be reduced pro-rata, next the number of options or other equity awards that are to vest on an accelerated basis pursuant to Section 2 of this New Agreement shall be reduced (based on the value of the parachute payment resulting from such acceleration) in the same chronological order in which awarded, and finally your remaining benefits will be reduced in a manner that will not result in any impermissible deferral or acceleration of benefits under Section 409A.
     Notwithstanding the foregoing, in determining whether the benefit limitation of this Section 11 is exceeded, the Accounting Firm shall make a reasonable determination of the value of the restrictive covenants to which you will be subject under Section 9 of this New Agreement, and the amount of your potential Parachute Payment shall accordingly be reduced by the value of those restrictive covenants to the extent consistent with Code Section 280G and the Treasury Regulations thereunder.
     (12) Other Terminations. If your employment is terminated during the Term for Cause or you terminate your employment during the Term without Good Reason, your participation in the Program shall terminate without any further obligations of Broadcom to you or your legal representatives under the Program, other than for timely payment of the Accrued Obligations owed you and the payment or provision of any Other Benefits to which you are entitled. However, in the event your employment is terminated during the Term by reason of your death or Disability, then Broadcom shall pay you the Accrued Obligations and
          (A) Broadcom shall also pay the bonuses described in Section 4 above, if any, to you or your legal representative, with the payment under paragraph (A) of such section to be made within sixty (60) days after the date of your Separation from Service due to death or Disability, subject to any required holdback under Section 8 and provided further that if such bonus is intended to qualify as “performance-based compensation” under Code Section 162(m), such payment shall be subject to an appropriate present value discount reasonably reflecting the time value of money, in accordance with the Treasury Regulations under Code Section 162(m), to the extent such payment is in fact made earlier than the scheduled payment date for that bonus under the applicable Broadcom bonus plan or arrangement, and with the payment of any bonus due you under paragraph (B) of Section 4 to be made at the same time as the foregoing payment or (if later) the tenth business day following the date the Compensation Committee awards you such discretionary bonus, subject to any required deferral under Section 8; and

          (B) notwithstanding any less favorable terms in any stock option or other equity award agreement or plan or this Program, any unvested portion of any stock options, restricted stock units or other equity awards granted to you by Broadcom, whether before or after the date of this New Agreement, shall immediately vest in full on your Date of Termination and all such awards shall remain exercisable, as applicable, by you or your legal representative for 12 months after the Date of Termination (or, if earlier, until the stated expiration of such award).
          The shares of Broadcom Class A common stock subject to any restricted stock unit award that vests on an accelerated basis in accordance with the foregoing shall be issued within the sixty (60) day period measured from the date of your Separation from Service due to your death or Disability, but in no event later than the next regularly-scheduled share issuance date for that restricted stock unit award date (currently, the 5th day of February, May, August and November each year) following the date of your Separation from Service, unless subject to further deferral pursuant to the provisions of Section 8 above.
          (13) Scope of Coverage. The provisions of this New Agreement apply only (i) in the event of a Change of Control followed by a subsequent termination of your employment by Broadcom without Cause or by you for Good Reason within twenty-four (24) months thereafter or, with respect to the benefits set forth in Section 12 above, (ii) in the event of your death or Disability. Notwithstanding Section 23, if you become entitled to receive payments under this Program, then you shall not be eligible to receive severance, termination or comparable benefits under any other plan or program of Broadcom or its affiliates, including without limitation, under the Broadcom Corporation Severance Benefit Plan for Vice Presidents and Above (or any successor plan thereto). In all other events where your employment is terminated, Broadcom’s normal severance policies will apply.
     (14) Change of Control. For purposes of the Program, a “Change of Control” shall mean a change in ownership or control of Broadcom effected through any of the following transactions:
          (A) a shareholder-approved merger, consolidation or other reorganization, unless securities representing more than fifty percent (50%) of the total combined voting power of the outstanding securities of the successor corporation are immediately after such transaction, beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned Broadcom’s outstanding voting securities immediately prior to such transaction,
          (B) a shareholder-approved sale, transfer or other disposition of all or substantially all of Broadcom’s assets,
          (C) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of Securities Exchange Act of 1934, as amended (the “1934 Act”), other than Broadcom or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, Broadcom, becomes directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of Broadcom’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether the transaction involves a direct issuance from Broadcom or the acquisition of outstanding securities held by one or more of Broadcom’s existing shareholders, or
          (D) a change in the composition of the Board over a period of twenty-four (24) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.
     (15). Cause. Broadcom may terminate your employment with or without Cause. As used herein, “Cause” shall mean the reasonable and good faith determination by a majority of the Board that any of the following events or contingencies exists or has occurred:
          (A) You materially breached a fiduciary duty to Broadcom, materially breached a material term of the Confidentiality and Invention Assignment Agreement between you and Broadcom or materially breached any material provision or policy set forth in Broadcom’s Code of Ethics and Corporate Conduct;
          (B) You are convicted of a felony or misdemeanor that involves fraud, dishonesty, theft, embezzlement, and/or an act of violence or moral turpitude, or plead guilty or no contest (or a similar plea) to any such felony or misdemeanor;
          (C) You engage in any act, or there is any omission on your part, that constitutes fraud, material negligence or material misconduct in connection with your employment by Broadcom, including (but not limited to) a material violation of applicable material state or federal securities laws. Notwithstanding the foregoing, an isolated or occasional failure to file or late filing of a report required under the 1934 Act shall not be deemed a material violation for purposes of this Subsection 15(C). Furthermore, with respect to filing reports or certifications you are required to provide under the 1934 Act, with respect to a transaction’s compliance with the requirements of Rule 144 under the Securities Act of 1933, as amended or with respect to the implementation of your 10b5-1 Plan, you shall not have committed a material violation for purposes of this Subsection 15(C) if the violation occurred because you relied in good faith on a certification or certifications provided by Broadcom or an authorized employee or agent of Broadcom, unless you knew or should have known after reasonable diligence that such certification was inaccurate, or upon the processes or actions of the securities brokerage firm handling your transactions in Broadcom equities provided that you have used a nationally recognized securities brokerage firm with substantial prior experience in and established regular procedures for handling option and equity transactions by executive officers of public companies in the United States; or;
          (D) You willfully and knowingly participate in the preparation or release of false or materially misleading financial statements relating to Broadcom’s operations and financial condition or you willfully and knowingly submit any false or erroneous certification required of you under the Sarbanes-Oxley Act of 2002 or any securities exchange on which shares of Broadcom’s Class A common stock are at the time listed for trading.
     The foregoing shall constitute an exclusive list of the events or contingencies that may constitute Cause under the Program and this revised Appendix.
     No termination that is based exclusively upon your commission or alleged commission of act(s) or omission(s) that are asserted to constitute material negligence shall constitute Cause hereunder unless you have been afforded notice of the alleged acts or omissions and have failed to cure such acts or omissions within thirty (30) days after receipt of such notice.
     If, following the receipt of a Notice of Termination stating that your termination is for Cause, you believe that Cause does not exist, you may, by written notice delivered to the Board within three business (3) days after receipt of such Notice of Termination, request that your Date of Termination be delayed to permit you to appeal the Board’s determination that Cause for such termination existed. If you so request, you will be placed on administrative leave for a period determined by the Board (not to exceed 30 days), during which you will be afforded an opportunity to request that the Board reconsider its decision concerning your termination. If the Board or an appropriate committee thereof has not previously provided you with an opportunity to be heard in person concerning the reasons for termination stated in the Notice of Termination, the Board will endeavor in good faith to provide you with such an opportunity during such period of administrative leave. It is understood and agreed that any change in your employment status that occurs in connection with or as a result of such an administrative leave shall not constitute Good Reason. The Board may, as a result of such a request for reconsideration, reinstate your employment, revise the original Notice of Termination, or affirm the original Notice of Termination. If the Board affirms the original Notice of Termination or the period of administrative leave ends before the Board takes action, the Date of Termination shall be the date specified in the original Notice of Termination. If the Board reinstates your employment or revises the original Notice of Termination, then the original Notice of Termination shall be void and neither its delivery nor its contents shall be deemed to constitute Good Reason.
     (16). Good Reason. You may terminate your employment for Good Reason at any time within the twenty-four (24)-month period measured from the effective date of a

Change in Control that occurs during the Term. For purposes of the Program, “Good Reason” shall mean:
          (A) except as you may otherwise agree in writing, a change in your position (including status, offices, titles and reporting requirements) with Broadcom that materially reduces your authority, duties or responsibilities as in effect on the date of the New Agreement, or any other action by Broadcom that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and that is remedied by Broadcom reasonably promptly after Broadcom receives your notice thereof;
          (B) a more than fifteen percent (15%) reduction by Broadcom in your base salary as in effect on the date of the New Agreement or as the same may be increased from time-to-time during the Term;
          (C) any action by Broadcom (including the elimination of benefit plans without providing substitutes therefor or the reduction of your benefit thereunder) that would materially diminish the aggregate value of your bonuses and other cash incentive awards from the levels in effect on the date of the New Agreement by more than fifteen percent (15%) in the aggregate; provided, however, that (i) a reduction in your bonuses or cash incentive awards that is part of a broad-based reduction in corresponding bonuses or awards for management employees and pursuant to which your bonuses or awards s are not reduced by a greater percentage than the reductions applicable to other management employees and (ii) a reduction in your bonuses and other cash incentive awards occurring as a result of your failure or Broadcom’s failure to satisfy performance criteria applicable to such bonuses or awards shall not constitute Good Reason;
          (D) Broadcom’s requiring you to be based at any office or other business location that increases the distance from your home to such office or location by more than fifty (50) miles from the distance in effect on the date of the New Agreement;
          (E) any purported termination by Broadcom of your employment other than pursuant to a Notice of Termination (for avoidance of doubt, the delivery or contents of a Notice of Termination that is revised or voided under the procedure provided in the definition of Cause above shall not constitute Good Reason); or
          (F) any failure by Broadcom to comply with and satisfy Section 12 of this Appendix after receipt of written notice from you of such failure and a reasonable cure period of not less than thirty (30) days.
     The foregoing shall constitute an exclusive list of the events or contingencies that may constitute Good Reason under the Program and this revised Appendix.
     Notwithstanding the above, an isolated or inadvertent action or inaction by Broadcom that causes Broadcom to fail to comply with Subsections 16(B) or 16(C) and that is cured within ten (10) days of your notifying Broadcom of such action or inaction shall not constitute Good Reason. Furthermore, no act, occurrence or condition set forth in this Section 16 shall constitute Good Reason if you consent in writing to such act, occurrence or condition, whether such consent is delivered before or after the act, occurrence or condition comes to pass.
     (17). Death. Your employment shall terminate automatically upon your death.
     (18). Disability. If your Disability occurs during the Term and no reasonable accommodation is available to permit you to continue to perform the essential duties and responsibilities of your position, Broadcom may give you written notice of its intention to terminate your employment. In such event, your employment with Broadcom shall terminate effective on the 30th day after you receive such notice (the “Disability Effective Date”), unless you resume the performance of your duties within thirty (30) days after receipt of such notice. For purposes of the Program, “Disability” shall mean your absence from and inability to perform your duties with Broadcom on a full-time basis for one hundred eighty (180) consecutive business days as a result of incapacity due to mental or physical illness that is (i) determined to be total and permanent by two (2) physicians selected by Broadcom or its insurers and reasonably acceptable to you or your legal representative and (ii) to the extent you are eligible to participate in Broadcom’s long-term disability plan, entitles you to the payment of long-term disability benefits from Broadcom’s long-term disability plan commencing immediately on the Disability Effective Date.
     (19). Notice of Termination. For purposes of the Program, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision relied upon for the termination of your employment, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (with such date to be not more than thirty (30) days after the giving of such notice). The basis for termination set forth in any Notice of Termination shall constitute the exclusive set of facts and circumstances upon which the party may rely to attempt to demonstrate that Cause or Good Reason (as the case may be) for such termination existed.
     (20). Date of Termination. “Date of Termination” means (i) if your employment is terminated by Broadcom or by you for any reason other than death or Disability, the date of receipt of the Notice of Termination or any later date specified therein (subject to the limitations set forth above in the definition of Notice of Termination), as the case may be, and (ii) if your employment is terminated by reason of death or Disability, the Date of Termination shall be the date of your death or the Disability Effective Date, as the case may be.
     (21). Separation from Service. For purposes of the Program, “Separation from Service” means a “separation from service” from Broadcom (within the meaning of Section 409A(a)(2)(A)(i) of the Code, and Treasury Regulation Section 1.409A-1(h)).
     (22). Specified Employee. For purposes of the Program, “Specified Employee” means a “specified employee” within the meaning of Code Section 409A.

     (23). Non-exclusivity of Rights. Except as provided in Section 13 above, nothing in the Program shall prevent or limit your continuing or future participation in any plan, program, policy or practice provided by Broadcom or any of its affiliated companies during your period of employment with Broadcom and for which you may qualify, nor, subject to Section 2, shall anything herein limit or otherwise affect such rights as you may have under any contract or agreement with Broadcom or any of its affiliated companies. Amounts that are vested benefits or that you are otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with Broadcom or any of its affiliated companies on or subsequent to your Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by the Program.
     (24). Full Settlement.
          (A) Except as specifically set forth in this revised Appendix, Broadcom’s obligation to make the payments provided for in the Program and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that Broadcom may have against you or others, except only for any advances made to you or for taxes that Broadcom is required to withhold by law. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of the Program, and such amounts shall not be reduced whether or not you obtain other employment.
          (B) You will not become eligible to receive any of the payments and benefits provided under Sections 1, 2, 3, and 4 and Section 10 of the Program unless you execute and deliver to Broadcom, within twenty one (21) days after your Date of Termination (or within forty-five (45) days after such Date of Termination, to the extent such longer period is required under applicable law), a general release in a form acceptable to Broadcom (the “Required Release”) that (i) releases Broadcom and its subsidiaries, officers, directors, employees, and agents from all claims you may have relating to your employment with Broadcom and the termination of that employment, other than claims relating to any benefits to which you become entitled under the Program, and (ii) becomes effective in accordance with applicable law upon the expiration of any applicable revocation period.
     (25). Successors.
          (A) The Program is personal to you and shall not be assignable by you otherwise than by will or the laws of descent and distribution. The Program shall inure to the benefit of and be enforceable by your legal representatives.
          (B) The Program shall inure to the benefit of and be binding upon Broadcom and its successors and assigns.

          (C) Broadcom will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Broadcom to assume expressly and agree to perform its obligations under the Program in the same manner and to the same extent that Broadcom would be required to perform those obligations if no such succession had taken place. As used in the Program, “Broadcom” shall include any successor to its business and/or assets as aforesaid that assumes and agrees to perform the obligations created by the Program by operation of law or otherwise.
     (26). Amendment. The Program may not be amended or modified with respect to you other than by a written agreement executed by you and Broadcom or your and its respective successors and legal representatives.
          To acknowledge your continued participation in the Program pursuant to the terms and provisions of this New Agreement and your understanding of its terms and conditions, please sign, date and return the enclosed copy of this New Agreement.
Broadcom Corporation
By: /s/ Scott A. McGregor
        Scott A. McGregor
        President and Chief Executive Officer
ACCEPTANCE
          I hereby accept all of the terms and conditions of the New Agreement, including the revised Appendix thereto, and agree to be bound by all those terms and conditions.
/s/ Arthur Chong
             Arthur Chong
Dated: August 18, 2010

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